NOBLE INTERNATIONAL INVESTMENTS, INC.


April 22, 2004

PERSONAL AND CONFIDENTIAL

Eric Seidel, President
eAutoclaims.com, Inc.
110 East Douglas Road
Oldsmar, FL 34677

Dear Mr. Seidel:

         This letter agreement ("Agreement") confirms the terms and conditions of the exclusive engagement of Noble International Investments, Inc. ("Noble") by eAutoclaims (the "Company") to render certain financial advisory and investment banking services to the Company, on an exclusive basis, in connection with the Company's on going plans to increase shareholder value.

     1. Services. Noble agrees to perform the following services:

         (a) We shall assist you, as placement agent, in raising approximately $0.5 to $3 million, on an exclusive basis, except for money that has already been raised or is about to be raised through the Company's prior efforts (the "Offering"). The terms of the Offering have been mutually determined by the Company and Noble and will be outlined in a term sheet to prospective investors. The Offering may be in two tranches, the first of which will conclude by April 30, 2004 and the subsequent one to start approximately sixty days thereafter and conclude approximately ninety days thereafter. The terms of the subsequent Offering may differ from the first Offering. We intend to approach only institutional or accredited investors. The `book' or informational package that we will present to investors will include a 10-K and most recent 10-Q. We will also assist you in putting together a subscription agreement and a term sheet, if necessary.

         (b) Perform such other services as the Company and Noble shall mutually agree to in writing.

     2. Fees. The Company agrees to pay Noble for its services as follows:

         (a) A "success" transaction fee ("Transaction Fee"), whereby the Company accepts an investment and funds change hands from any source during the Term of this engagement, of (i) a 10% (ten percent) fee of the first $1 million raised and 8.5 % of the balance raised up to $3 million, based on any gross proceeds received by the Company from Noble's efforts. However, the Company has the right to accept or reject any bids by such investors and provided further, that if a bid is rejected, then the Company shall have no liability to Noble; plus (ii) a 3% non-accountable expense allowance of the gross proceeds raised up to a maximum of $30,000 and (iii) "cashless exercise" warrants to purchase a number of units in the Company equal to 15% of the total units sold by Noble in the Offering at an exercise price equal to the Offering price per unit paid by the investors. Such warrants will have a three year term and have customary anti-dilution clauses. The shares underlying such unit warrants shall be registered along with the shares being sold in this Offering.

         (b) Upon the successful raise of at least $1.5 million, Noble shall have earned a "right of first refusal" to act as your exclusive agent in any subsequent capital raises by the Company for a period of twelve months. Our fees for capital raises, after the term of this engagement, between $3 million and $6 million shall be 7.5 percent plus warrants similar to those above.

     3. Term. The term of this Agreement shall commence on the date hereof and end on the six month anniversary of the date hereof (the "Term"). This Agreement may be renewed upon mutual written agreement of the parties hereto. If the Company terminates this Agreement prior to the expiration of the Term, the Company shall pay to Noble all fees earned in accordance with Paragraphs 2 and 4 hereof, respectively, and all fees which Noble would have been entitled to receive pursuant to Paragraph 2(a) but for the termination. If Noble terminates this contract, the Company will pay all fees earned up to the termination date in excess of the deposit. If a party introduced by Noble culminates a purchase of securities in the Company within two years from the end of this agreement, then Noble shall have earned a Transaction Fee as if this letter was still in effect, unless Noble terminates this Agreement, for which the Company will have no further liability.

     4. Expenses. The Company shall bear all of its costs incidental to this Offering, such as its legal, accounting and other miscellaneous out-of-pocket such as travel and entertainment.

     5. Indemnification. In addition to the payment of fees and reimbursement of fees and expenses provided for above, the Company agrees to indemnify Noble and its affiliates with regard to the matters contemplated herein, as set forth in Exhibit A, attached hereto, which is incorporated by reference as if fully set forth herein. Additionally, Noble and the Company shall indemnify each other under the same terms as set forth in Exhibit A.

     6. Matters Relating to Engagement. The Company acknowledges that Noble has been retained solely to provide the services set forth in this Agreement. In rendering such services, Noble shall act as an independent contractor, and any duties of Noble arising out of its engagement hereunder shall be owed solely to the Company. The Company further acknowledges that Noble may perform certain of the services described herein through one or more of its affiliates.

       The Company acknowledges that Noble is a securities firm that is engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. The Company acknowledges and agrees that in connection with the performance of Noble's services hereunder (or any other services) that neither Noble nor any of its employees will be providing the Company with legal, tax or accounting advice or guidance (and no advice or guidance provided by Noble or its employees to the Company should be construed as such) and that neither Noble nor its employees hold itself or themselves out to be advisors as to legal, tax, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own legal, tax, accounting and other advisors concerning all matters and advice rendered by Noble to the Company and the Company shall be responsible for making its own independent investigation and appraisal of the risks, benefits and suitability of the advice and guidance given by Noble to the Company and the transactions contemplated by this Agreement. Neither Noble nor its employees shall have any responsibility or liability whatsoever to the Company or its affiliates with respect thereto.

       The Company recognizes and confirms that in performing its duties pursuant to this Agreement, Noble will be using and relying on data, material, and other information (the "Information") furnished by the Company or their respective employees and representatives. The Company will cooperate with Noble and will furnish Noble with all Information concerning the Company which Noble deems appropriate and will provide Noble with access to the Company's officers, directors, employees, independent accountants and legal counsel for the purpose of performing Noble's obligations pursuant to this Agreement. The Company hereby agrees and represents that all Information furnished to Noble pursuant to this Agreement shall be accurate and complete in all material respects at the time provided, and that, if the Information becomes materially inaccurate, incomplete or misleading during the term of Noble's engagement hereunder, the Company shall promptly advise Noble in writing. Accordingly, Noble assumes no responsibility for the accuracy and completeness of the Information. In rendering its services, Noble will be using and relying upon the Information without independent verification evaluation thereof.

     7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to the conflict of laws provisions thereof.

     8. No Brokers. The Company represents and warrants to Noble that there are no brokers, representatives or other persons, which have an interest in compensation due to Noble from any service contemplated herein or which would otherwise be due any fee, commission or remuneration.

     9. Authorization. The Company and Noble represent and warrant that each has all requisite power and authority, and all necessary authorizations, to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound.

     10. Miscellaneous. This Agreement constitutes the entire understanding and agreement between the Company and Noble with respect to the subject matter hereof and supersedes all prior understanding or agreements between the parties with respect thereto, whether oral or written, express or implied. Any amendments or modifications must be executed in writing by both parties. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and insure to the benefit of each party's successors but may not be assigned without the prior written approval of the other party. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. The descriptive headings of the Paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in anyway the meaning or interpretation of this Agreement.

       Please confirm that the foregoing correctly sets forth our agreement by signing below in the space provided and returning this Agreement to Noble for execution, whereupon Noble will send the Company a fully executed original hereof which shall constitute a binding agreement as of the date first above written.

       Thank you. We look forward to a mutually rewarding relationship.


NOBLE INTERNATIONAL INVESTMENTS, INC.

By:
   -----------------------------------------
Name:
     ---------------------------------------
Title:
      --------------------------------------

AGREED TO AND ACCEPTED
AS OF THE ABOVE DATE

eAutoclaims

By:
   -----------------------------------------
Name:
     ---------------------------------------
Title:
      --------------------------------------


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Page 5
5/10/2004 eAutoclaims Letter


                                       A-1

                                                 EXHIBIT A: INDEMNIFICATION

       Each party to this Agreement agrees to indemnify the other party, its employees, directors, officers, agents, affiliates, and each person, if any, who controls it within the meaning of either Section 20 of the Securities Exchange Act of 1934 or Section 15 of the Securities Act of 1933 (each such person, including a party is referred to as "Indemnified Party") from and against any losses, claims, damages and liabilities, joint or several (including all legal or other expenses reasonably incurred by an Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability) ("Damages"), to which such Indemnified Party, in connection with providing its services or arising out of its engagement hereunder, may become subject under any applicable Federal or state law or otherwise, including but not limited to liability or loss (i) caused by or arising out of an untrue statement or an alleged untrue statement of a material fact or omission or alleged omission to state a material fact necessary in order to make a statement not misleading in light of the circumstances under which it was made, (ii) caused by or arising out of any act or failure to act, or (iii) arising out of Noble's engagement or the rendering by any Indemnified Party of its services under this Agreement; provided, however, that the indemnifying party ("Indemnifying Party") will not be liable to the Indemnified Party hereunder to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.

       These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

       If for any reason, other than a final non-appealable judgment finding an Indemnified Party liable for Damages for its gross negligence or willful misconduct the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Indemnifying Party shall contribute to the amount paid or payable by an Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party and its affiliates, on the one hand and the Indemnified Party on the other, but also the relative fault of the Indemnifying Party and the Indemnified Party as well as any relevant equitable considerations.

Page 6
5/10/2004 eAutoclaims Letter


                                       A-2

       Promptly after receipt by the Indemnified Party of notice of any claim or of the commencement of any action in respect of which indemnity may be sought, the Indemnified Party will notify the Indemnifying Party in writing of the receipt or commencement thereof and the Indemnifying Party shall have the right to assume the defense of such claim or action (including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of fees and expenses of such counsel), provided that the Indemnified Party shall have the right to control its defense if, in the opinion of its counsel, the Indemnified Party's defense is unique or separate to it as the case may be, as opposed to a defense pertaining to the Indemnifying Party. In any event, the Indemnified Party shall have the right to retain counsel reasonably satisfactory to the Indemnifying Party, at the Indemnifying Party's sole expense, to represent it in any claim or action in respect of which indemnity may be sought and agrees to cooperate with the Indemnifying Party and the Indemnifying Party's counsel in the defense of such claim or action. In the event that the Indemnifying Party does not promptly assume the defense of a claim or action, the Indemnified Party shall have the right to employ counsel to defend such claim or action. Any obligation pursuant to this Annex shall survive the termination or expiration of the Agreement.